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                                                                  EXHIBIT 11

                          UNC INCORPORATED AND SUBSIDIARIES
                                 Earnings Per Share
                      (In thousands, except per share amounts)

                                                 Three Months Ended March 31,
                                                 ----------------------------
                                                        1996        1995
                                                      --------    --------
Net earnings - primary earnings per share             $    474    $     49

 Adjustments - fully diluted earnings per share:
  Decrease in interest expense related to
   convertible debt, net of income tax effect (1),(3)      851         845
Adjusted net earnings - fully diluted
                                                      --------    --------
 earnings per share                                   $  1,325    $    894
                                                      ========    ========
Calculation of primary net earnings per share:
 Average common shares outstanding during
 the period (2)                                         17,769      17,632
Increase for common stock equivalents:
 Stock options under treasury stock method                 306         226

 Adjusted average shares outstanding for the
                                                      --------    --------
  period - primary                                      18,075      17,858
                                                      ========    ========
Primary earnings per share                            $    .03
                                                      ========    ========
Calculation of fully diluted earning per share
 Average common shares outstanding during the
 period (2)                                             17,769      17,632
Increase for common stock equivalents:
 Stock options under treasury stock method                 332         228
 Dilutive shares issuable upon conversion of
  convertible debt(1)                                    4,208       4,480
 Adjusted average shares outstanding for the
                                                      --------    --------
  period - fully diluted                                22,309      22,340
                                                      ========    ========
Fully diluted earnings per share                      $    .06    $    .04
                                                      ========    ========
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(1)   The convertible subordinated debentures were anti-dilutive for all years presented.

(2)   Exclusive of 700,000 treasury shares for all years presented.

(3) The convertible subordinated debentures are not common stock equivalents in the calculation of primary net earnings per share.
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